UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Immunicon Corporation

(Name of Registrant as Specified In Its Charter)

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3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2006

To our stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Immunicon Corporation (the “Company”) will be held at 3401 Masons Mill Rd, Suite 100, Huntingdon Valley, Pennsylvania 19006, on Wednesday, June 7, 2006, at 10:00 a.m. Philadelphia, Pennsylvania time, for the following purposes:

1.	To elect eight directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006;

3.	To approve an amendment to the Amended and Restated Equity Compensation Plan, as previously amended (the “Plan”), to increase by 250,000 shares the number of shares of common stock authorized for issuance or transfer under the Plan and to approve the entire Plan, as amended; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 14, 2006, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

James L. Wilcox
Vice President, Chief Counsel and Secretary

April 27, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Immunicon Corporation, a Delaware corporation (the “Company,” “we,” “us” or “our”), in connection with the solicitation by our board of directors of proxies for use at our 2006 Annual Meeting of Stockholders, to be held on June 7, 2006, and any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at 3401 Masons Mill Rd, Suite 100, Huntingdon Valley, Pennsylvania 19006, at 10:00 a.m. Philadelphia, Pennsylvania time. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 29, 2006.

The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by us. Proxies may be solicited, without extra compensation, by officers and employees, both in person and by mail, telephone, facsimile and other methods of communication. We may employ an outside firm to assist in the solicitation of proxies and the cost, if any, for such services will be paid by us.

VOTING AT THE ANNUAL MEETING

Record Date; Proxies; Vote Required

Only the holders of shares of our common stock, par value $0.001 per share (the “Shares”), of record at the close of business on April 14, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting. As of April 14, 2006, we had 27,585,338 Shares outstanding. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on our books. A majority of the Shares entitled to vote, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting. Each stockholder is entitled to one vote for each Share owned of record by such stockholder on the Record Date with respect to each matter to be voted on at the Annual Meeting.

All Shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted in the manner specified on those proxies. If no instructions are given, the Shares will be voted by the proxy agents FOR the proposal to elect to our board of directors the eight nominees listed herein; FOR the proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accountants for the fiscal year ending December 31, 2006; and FOR the proposal to approve the amendment to the Amended and Restated Equity Compensation Plan, as previously amended (the “Plan”), to increase by 250,000 Shares the number of Shares authorized for issuance or transfer under the Plan and to approve the entire Plan, as amended. A stockholder may revoke his or her proxy at any time before it is exercised by written notice to James L. Wilcox, our Chief Counsel, by delivery of a later-dated signed proxy or by voting in person at the Annual Meeting. There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Election as a director requires a plurality of the votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to take action unless a greater percentage is required by our certificate of incorporation or bylaws.

A properly executed proxy marked “Withhold” with respect to the election of the director nominees will not be voted with respect to such director nominees, although it will be counted for purposes of determining whether there is a quorum. For the purpose of determining the number of votes cast for approval of other matters to be voted on at the Annual Meeting, only those cast “for” or “against” are included. Abstentions may be specified on any proposals other than the election of directors and are considered Shares entitled to vote on these matters and therefore will have the effect of a vote against these proposals. Broker non-votes are not considered Shares entitled to vote on these proposals and therefore will not be taken into account in determining the outcome of the vote on these proposals. “Broker non-votes” occur when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

PROPOSAL 1: ELECTION OF EIGHT DIRECTORS

Our board of directors is authorized to have up to eleven members. Our board of directors currently has nine members, of whom eight members are nominees for director this year. These nominees are Edward L. Erickson, Jonathan Cool, J. William Freytag, Ph.D., Byron D. Hewett, Brian J. Geiger, Zola P. Horovitz, Ph.D., Allen J. Lauer and Elizabeth E. Tallett. Seth A. Rudnick, M.D. has declined to stand for re-election as director this year, which decision is not due to any dispute with the Company. Dr. Rudnick continues to be a member of our Scientific Advisory Board. Proxies may not be voted for a greater number of persons than the number of nominees named below. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal.

Each nominee has expressed his or her willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of the nominees. If a nominee is unable to serve as a director, the proxy agents intend to vote any alternative nominee designated by our board of directors. Alternatively, our board of directors may decide to reduce the number of directors.

Set forth below is certain information with respect to the eight individuals currently serving as members of our board of directors, who are nominees for director this year.

Nominees for Terms Continuing Through the 2007 Annual Meeting

Edward L. Erickson, 59, has served as the Chairman of our board of directors since April 1998. He served as our Chief Executive Officer from March 1999 to December 31, 2005 and as our President from January 2000 to April 2005. From 1993 to 1998, Mr. Erickson served as President, Chief Executive Officer and as a director of DepoTech Corporation, at that time a publicly-traded pharmaceutical company in the drug delivery field. From 1991 to 1993, he served as President, Chief Executive Officer and as a director of Cholestech Corporation, a publicly-traded diagnostics company in the field of point-of-care testing and screening. Earlier in his career, Mr. Erickson held general and executive management positions with The Ares-Serono Group, now Serono, a publicly-traded biotechnology company headquartered in Switzerland and Amersham International plc, a British medical and research products company now a unit of General Electric. He also serves as a director of Barrier Therapeutics,

Inc., a publicly-traded pharmaceutical company in the dermatology field. Mr. Erickson holds a B.S. in Mathematics with a minor in Physics and an M.S. in Mathematics from the Illinois Institute of Technology, and an M.B.A. with high distinction from Harvard University.

Jonathan Cool, 47, has served as one of our directors since January 2002 and serves on our Compensation Committee and Nominating and Governance Committee. From 2001 through 2005 Mr. Cool was a general partner at Foundation Medical Partners, a venture capital investment firm. From 1999 to 2000, he served as President, Chief Executive Officer and as a director of BioDTX, Inc., an early stage life science company. From 1997 to 1998, he served as President, Chief Executive Officer and Director of gene/Networks, Inc., a genomics company acquired by Warner-Lambert Company. From 1993 to 1997, Mr. Cool served as Director of Business Development and Director of Technology Transfer of Human Genome Sciences, a publicly-traded company that researches and develops proprietary pharmaceutical and diagnostic products. From 1991 to 1993, he served as Director of Business and Market Development of Cygnus Therapeutic Systems, which became Cygnus, Inc. and formerly was a publicly-traded company engaged in the development of diagnostic and drug delivery systems. From 1985 to 1991, he worked at Molecular Devices Corporation, a publicly-traded company that develops, manufactures and markets bioanalytical measurement systems, ultimately as the General Manager of Bioanalytical Instrumentation. Before his career in biopharmaceuticals, he worked in venture capital with Dillon Reed and in management consulting with Bain & Company. Mr. Cool received a B.A. with Distinction and with Honors in Human Biology from Stanford University, and an M.B.A. from Harvard University.

J. William Freytag, Ph.D., 54, has served as one of our directors since 1998 and serves on our Compensation Committee and Nominating and Governance Committee. He has also served as President, Chief Executive Officer and a director of Myogen, Inc., a publicly held pharmaceutical company, since July 1998, and as Chairman of the board of directors of Myogen since December 2000. From October 1994 to May 1998, he served as a Senior Vice President of Somatogen, Inc., a biopharmaceutical company, where he was responsible for corporate and commercial development. From May 1990 to September 1994, Dr. Freytag served as President of Research and Development at Boehringer Mannheim Corporation, an international healthcare company. Prior to joining Boehringer, he worked for ten years at DuPont Medical Products in various research and business positions. Dr. Freytag holds a B.S. in biochemistry from Purdue University and a Ph.D. in biochemistry from the University of Kansas Medical Center.

Byron D. Hewett, 50, has served as one of our directors and our President and Chief Executive Officer since January 1, 2006. Mr. Hewett served as our President and Chief Operating Officer from April 2005 to December 31, 2005 and served as our Chief Operating Officer and General Manager, Cancer Products, from October 2004 to April 2005. Prior to joining us, he served most recently from April 2002 until June 2004 as Senior Vice President of Sales and Marketing and General Manager, North America, for Qiagen, Inc., where he led North American commercial operations. Mr. Hewett’s management responsibilities included oversight of sales, marketing, finance, human resources, information technology, training, and field, customer, and technical service for both the US and Canada. Prior to Qiagen, he served as vice president of worldwide marketing in the laboratory testing segment of Bayer Diagnostics (previously Chiron Diagnostics from June 2000 to March 2002, responsible for strategy and marketing of Bayer’s global immunochemistry, hematology, clinical chemistry, high volume urine chemistry, laboratory automation, and information and consulting businesses. He had previously served as president of the US commercial operations unit for Bayer from January 1998 to December 1998 and as vice president within the US branch of the laboratory testing segment and nucleic acid diagnostics business from June 1999 to May 2000. Mr. Hewett began his business career with Abbott Laboratories, advancing to the position of business unit manager in Abbott Laboratories’ therapeutic drug monitoring and transplant diagnostics business. Mr. Hewett holds a B.S. from the University of Virginia and a Masters in Management from Northwestern University.

Brian J. Geiger, 62, has served as one of our directors since August 2000, serves as Chair of our Audit and Compliance Committee and serves on our Compensation Committee and Nominating and Governance Committee. Mr. Geiger is Executive Vice President and Chief Financial Officer of Cenuco, Inc., a manufacturer and distributor of consumer health and beauty care products. Mr. Geiger has also served as Executive Vice President and Chief Financial Officer of Claneil Enterprises, Inc., a private equity firm, since 1997. From 1995 to 1997, Mr. Geiger served as Vice President, Finance, and Chief Financial Officer of The Liposome Company, Inc., at that time a publicly held biotechnology company. From 1972 to 1995, he held various employment positions at several Johnson & Johnson companies, specifically as Vice President, Finance, and a director of Ortho Pharmaceutical Corporation from 1988 to 1993 and as Vice President, Finance, and Chief Financial Officer of Johnson & Johnson-Merck Consumer Pharmaceuticals Co. from 1993 to 1995. Mr. Geiger is currently a director of Opinion Research Corporation, a company engaged in the science of market and social research. Mr. Geiger holds a B.A. in Economics from Rutgers University, an M.B.A. in Finance from Seton Hall University, and has been a C.M.A. since 1986.

Zola P. Horovitz, Ph.D., 71, has served as one of our directors since September 1997, serves as Chair of our Compensation Committee and serves on our Compensation Committee and Nominating and Governance Committee. Dr. Horovitz has served as a consultant to biotechnology and pharmaceutical companies since 1994. From August 1991 to May 1994, Dr. Horovitz served as Vice President, Business Development and Planning, Pharmaceutical Group of Bristol-Myers Squibb Company. From 1989 to 1991, Dr. Horovitz served as Vice President, Licensing of BMS, and from 1987 to 1989, Dr. Horovitz served as Vice President, Scientific Liaison of E.R. Squibb, Inc. Prior to 1987, Dr. Horovitz spent approximately 30 years in various management positions in biological research. Dr. Horovitz is also a director of Avigen, Inc., BioCryst Pharmaceuticals, Inc., Genaera Corporation, Palatin Technologies, Inc., DOV Pharmaceutical, Inc., NitroMed Inc., GenVec, Inc. and a number of private companies. He is a graduate of, and holds an M.S. and a Ph.D. in Pharmacology from, the University of Pittsburgh.

Allen J. Lauer, 68, has served as one of our directors since November 2003 and serves on our Audit and Compliance Committee, Compensation Committee and Nominating and Governance Committee. Mr. Lauer has served as Chairman of Varian, Inc., a supplier of scientific instruments and vacuum technologies since December 2003. From 2002 until his retirement as Chief Executive Officer in December 2003, Mr. Lauer served as Chairman and Chief Executive of Varian, Inc. From 1999 to 2002, he served as President and Chief Executive Officer of Varian, Inc. Prior thereto, he was Executive Vice President of Varian Associates, Inc., from which the capital stock of Varian, Inc. was distributed to stockholders in 1999. Mr. Lauer is also a director of Intermec, Inc. since February 2003. Mr. Lauer holds a B.S. in electrical engineering from Stanford University and a M.B.A. from University of California, Berkeley.

Elizabeth E. Tallett, 56, has served as one of our directors since July 1998, serves as Chair of our Nominating and Governance Committee and serves on our Compensation Committee and our Audit and Compliance Committee. Ms. Tallett has been a Principal of Hunter Partners, LLC, which provides management services to developing life sciences companies, since July 2002. She was also President and CEO of Dioscor, Inc. from April 1996 until July 2003, and of Marshall Pharmaceuticals, Inc. from November 2000 until January 2003, both specialty pharmaceutical firms. Ms. Tallett was President and CEO of Ellard Pharmaceuticals Inc., and Galenor Inc., both biopharmaceutical companies, from 1997 to 2000 and 1999 to 2000, respectively. Ms. Tallett is a director of Coventry Health Care, Inc., IntegraMed America, Inc., Principal Financial Group, Inc., Varian, Inc., and Varian Semiconductor Equipment Associates, Inc. She holds a B.Sc. with First Class Honors in mathematics and economics from the University of Nottingham, England.

Our board of directors unanimously recommends a vote FOR each of the foregoing nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

The Audit and Compliance Committee of our board of directors has appointed Deloitte as our independent registered public accountants for the fiscal year ending December 31, 2006 and has further directed that management submit the appointment of Deloitte as our independent registered public accountants for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Neither our bylaws nor any other governing documents or law require stockholder ratification of the appointment of Deloitte as our independent registered public accountants. However, the Audit and Compliance Committee is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit and Compliance Committee will reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit and Compliance Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of our stockholders.

The affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote at the Annual Meeting on this proposal will be required to ratify the appointment of Deloitte. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

The following is a summary of the fees paid to Deloitte by us for professional services rendered for the fiscal years ended December 31, 2005 and December 31, 2004:

Fee Category	2005	2004
Audit Fees (1)	$295,000	$165,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	12,000	12,000
All Other Fees (4)	64,000	466,000

Total Fees	$371,000	$643,000

(1)	Audit fees consisted principally of fees billed to the Company for professional services performed for the audit of consolidated financial statements included in our Form 10-Ks and review of financial statements included in our Form 10-Qs, for the audit of the Company’s internal control over financial reporting, and for services generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory and regulatory filings or engagements.

(2)	We had no audit-related fees for the years ended December 31, 2005 and 2004.

(3)	Tax fees for the years ended December 31, 2005 and 2004, respectively, were for tax compliance, including the review or preparation of tax returns and general tax planning and advice.

(4)	All other fees for the years ended December 31, 2005 and 2004, respectively, were for services rendered in connection with our initial public offering and the filings of our registration statements on Forms S-1, S-3 and S-8.

The Audit and Compliance Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Our board of directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED EQUITY COMPENSATION PLAN TO INCREASE BY 250,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE OR TRANSFER UNDER THE AMENDED AND RESTATED EQUITY COMPENSATION PLAN AND APPROVAL OF THE ENTIRE PLAN, AS AMENDED

On January 19, 2006, our board of directors adopted, subject to stockholder approval at the Annual Meeting, an amendment to the Plan that would increase the total number of Shares authorized for issuance or transfer under the Plan from 4,266,667 Shares to 4,516,667 Shares, an increase of 250,000 Shares. Our board of directors has directed that the proposal to amend the Plan to increase the number of Shares authorized should be submitted to our stockholders for their approval at the Annual Meeting. In addition, our stockholders are being asked to approve the entire Plan, as amended. Stockholder approval of the amendment of the Plan to increase the Shares authorized for issuance or transfer under the Plan, as well as of the entire Plan, as amended, is being sought (i) so that compensation attributable to grants under the Plan may continue to qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (see discussion of “Section 162(m)” under “Federal Income Tax Consequences” below), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the Nasdaq Stock Market (“Nasdaq”) listing requirements.

Our board of directors believes that the number of Shares currently available for issuance or transfer under the Plan is not sufficient in view of our compensation structure and strategy. Our board of directors has concluded that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our continued ability to grant equity compensation under the Plan. In addition, our board of directors believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, advisors, consultants, and non-employee directors the opportunity to acquire or increase their proprietary interests in us. Our board of directors believes that the availability of the additional 250,000 Shares will ensure that we continue to have a sufficient number of Shares authorized for issuance under the Plan.

The material terms of the Plan and proposed amendment are summarized below. A copy of the proposed amendment to the Plan is attached to this proxy statement as Appendix A. This summary of the Plan and the proposed amendment are not intended to be a complete description of the Plan. This summary is qualified in its entirety by the actual text of the Plan and the proposed amendment to which reference is made.

Material Features of the Plan

General.    The Plan provides that grants may be in any of the following forms: (i) incentive stock options; (ii) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”); (iii) stock appreciation rights (“SARs”); (iv) stock awards; (v) stock units; (vi) dividend equivalents; and (vii) other equity awards.

The Plan currently authorizes the issuance of up to 4,266,677 Shares and provides that if the authorized number of Shares under the Plan for any calendar year is less than 15% of our issued and outstanding Shares as of December 31 of the immediately preceding year (on a fully-diluted basis and assuming for such purpose the issuance of all Shares issuable pursuant to (i) the exercise of any then outstanding options, warrants or other rights to purchase Shares, and (ii) the Plan (to the extent not already issued or issuable pursuant to outstanding grants under the Plan)), this limit is automatically increased so that the authorized number of Shares under the Plan will equal 15% of our issued and outstanding Shares. The maximum number of Shares that can be added to the Plan as a result of this automatic increase in any calendar year cannot exceed 250,000 Shares, unless our board of directors determines that the maximum number will be a lesser amount. The automatic increase provision under the Plan expires on April 15, 2014, unless our stockholders approve a future increase. Since its effective date, the number of shares authorized for issuance or transfer under the Plan has not been increased as a result of this automatic increase provision in the Plan. The stockholders are being asked to consider and approve an amendment that would, commencing on the date of the Annual Meeting, increase the number of Shares available for grants under the Plan by an additional 250,000 Shares, so that a total of 4,516,667 Shares may be issued under the Plan. The proposed amendment to increase the number of Shares authorized for issuance or transfer under the Plan is in addition to, and not intended to replace, the automatic increase provision under the Plan.

If and to the extent options granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards are forfeited, the Shares subject to such grants will become available again for purposes of the Plan. In addition, the Plan provides that if any Shares are used to pay the exercise price of an option, only the net number of Shares received by the grantee pursuant to such exercise will be considered to have been issued under the Plan and the remaining number of Shares subject to the option will again be available for issuance under the Plan. If any grants under the Plan are paid in cash, any Shares subject to such grants will also again become available for grant under the Plan.

The Plan provides that the maximum aggregate number of Shares that may be made with respect to grants to any individual during any calendar year is 1,000,000 Shares. If dividend equivalents are granted as “performance-based compensation,” as described below, the maximum amount that may be credited to an employee’s account in a calendar year under the Plan is $250,000.

Administration.    The Plan is administered and interpreted by our Compensation Committee. Our Compensation Committee has the authority to: (i) determine the individuals to whom grants will be made under the Plan; (ii) determine the type, size and terms of the grants; (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (iv) amend the terms of any previously issued grant; and (v) deal with any other matters arising under the Plan. The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive. Subject to any limitations in our corporate governance documents and applicable law, our Compensation Committee may delegate its authority under the Plan to one or more subcommittees or officers; however, no such delegation has been made under the Plan. Further, our board of directors may ratify or approve any grants under the Plan and will approve and administer all grants to our non-employee directors.

Eligibility for Participation.    All of our employees (including our officers) and employees of our subsidiaries are eligible for grants under the Plan. Our non-employee directors are also eligible to receive grants under the Plan. All of our consultants and advisors and all consultants and advisors of our subsidiaries are eligible to receive grants under the Plan. As of March 31, 2006, approximately 109 employees, seven non-employee directors, and one consultant were eligible to receive grants under the Plan.

Types of Awards.

Stock Options

The Compensation Committee may grant options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, so-called “nonqualified stock options” that are not intended to so qualify (“NSOs”), or any combination of ISOs and NSOs. Anyone eligible to participate in the Plan may receive a grant of NSOs. Only our employees and employees of certain of our subsidiaries may receive a grant of ISOs.

The Compensation Committee fixes the exercise price per Share for options on the date of grant. The exercise price of any option granted under the Plan may not be less than the fair market value of the underlying Shares on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per Share of an ISO granted to such person must be at least 110% of the fair market value of a Share on the date of grant. To the extent that the aggregate fair market value of Shares, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, the portion of such ISOs that exceed the limit will be treated as NSOs.

The Compensation Committee determines the term of each option; however, the term may not exceed ten years from the date of grant and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant and ends on such date as is determined by the Compensation Committee, in its sole discretion, which is specified in the grant instrument. Options may be exercised while the grantee is employed by or providing service to us or within a specified period of time after such termination of employment or service. A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash; (ii) with the approval of the Compensation Committee, by delivering Shares already owned by the grantee (including Shares acquired in connection with the exercise of the option, subject to such restrictions as the Compensation Committee deems appropriate) and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such Shares; or (iii) by such other method as the Compensation Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

SARs

The Compensation Committee may grant SARs to anyone eligible to participate in the Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of the Shares on the date of exercise over the base amount set forth in the grant instrument. Such payment to the grantee will be in cash, in Shares, or in a combination of cash and Shares, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the grantee is employed by or providing service to us or within a specified period of time after termination of such employment or service.

Stock Awards

The Compensation Committee may grant stock awards to anyone eligible to participate in the Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria as the Compensation Committee determines appropriate. The Compensation Committee determines the number of Shares subject to the grant of stock awards and the other terms and conditions of the grant. The Compensation Committee will determine to what extent and under what conditions grantees will have the right to vote Shares and to receive dividends or other distributions paid on such Shares during the restriction period.

Stock Units

The Compensation Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the grantee with the right to receive a Share or an amount based on the value of a Share at a future date. The Compensation Committee determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, and the other terms and conditions applicable to the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes distributable it will be paid to the grantee in cash, in Shares, or in a combination of cash and Shares, as determined by the Compensation Committee.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents to anyone eligible to participate in the Plan. Dividend equivalents entitle the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the grant is outstanding and unexercised, on the Shares covered by the grant as if such Shares were then outstanding. Dividend equivalents may be granted in connection with any grants under the Plan and are payable in cash or Shares and may be paid currently or accrued as contingent obligations as a specified dollar amount or in the form of stock units. The terms and conditions of dividend equivalents are determined by the Compensation Committee.

Other Equity Awards

The Compensation Committee may grant other types of equity awards that would not otherwise constitute options, SARs, stock awards, stock units or dividend equivalents under the Plan. The Compensation Committee may grant other equity awards to anyone eligible to participate in the Plan. These grants will be based on, or measured by, Shares, and will be payable in cash, in Shares, or in a combination of cash and Shares. The terms and conditions for these grants will be determined by the Compensation Committee.

Qualified-Performance Compensation.    The Plan permits the Compensation Committee to impose and specify objective performance goals that must be met with respect to grants of stock units, stock awards, dividend equivalents and other equity awards to employees. The Compensation Committee will determine the performance periods for the performance goals. Forfeiture of all or part of any such grant will occur if the performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods, the amounts to be paid if the performance goals are met, and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: total stockholder return; total stockholder return as compared to total stockholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per Share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality. These measures may be based on the employee’s business unit or our performance and that of our subsidiaries independently or as a whole, or a combination of the foregoing.

Adjustment Provisions.    If there is any change in the number or kind of Shares by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of Shares, by reason of a merger, reorganization or consolidation in which we are the surviving corporation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without receipt by us of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or our payment of an extraordinary dividend or distribution, the maximum number of Shares available for grants, the limit on the number of Shares any individual may receive pursuant to grants in any year, the number of Shares covered by outstanding grants, the kind of Shares to be issued under the Plan, and the price per Share may be appropriately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued Shares in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Change of Control.    If a change of control occurs, unless the Compensation Committee determines otherwise, all outstanding options will automatically accelerate and become fully exercisable and the restrictions and conditions on all outstanding stock awards, SARs, stock units or other equity awards will immediately lapse.

If a change of control occurs where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, all outstanding options that are not exercised will be assumed by, or replaced with comparable options by, the surviving corporation.

In the event of a change of control, the Compensation Committee also may take any of the following actions with respect to outstanding grants: (i) require that grantees surrender their outstanding options in exchange for payment by us, in cash or Shares as determined by the Compensation Committee, in an amount equal to the amount by which the then fair market value of the Shares subject to the grantee’s unexercised options exceeds the exercise price of the option; and (ii) after giving grantees the opportunity to exercise their outstanding options, the Compensation Committee may terminate any or all unexercised options at such time as the Compensation Committee determines appropriate.

Amendment and Termination of the Plan.    Our board of directors may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under the Code, any applicable laws or stock exchange requirements. No grants may be issued under the Plan after April 15, 2014.

Modification to Price of Grants.    Except on account of an adjustment as described above, neither our Compensation Committee nor our board of directors can determine to revise the exercise price or other economic price provision of any grant under the Plan without obtaining stockholder approval for such action.

Prior Grants.    As of April 14, 2006, an aggregate of 260,000 Shares had been granted subject to restricted stock grants under the Plan, all of which remain outstanding but subject to restrictions under the Plan. As of April 14, 2006, stock options to purchase an aggregate of 3,846,993 Shares (net of cancellations) had been granted under the Plan, with 3,407,243 Shares subject to outstanding stock options as of such date and 439,750 Shares issued pursuant to the exercise of stock options as of such date. No SARs, stock units, dividend equivalents or other equity awards have been granted under the Plan. If the amendment to the Plan to increase the number of Shares authorized to be issued under the Plan is approved, the total number of Shares that may be issued under the Plan will be 4,516,667 Shares, meaning that 409,667 Shares will be available for grant under the Plan, based on outstanding Shares underlying grants under the Plan as of April 14, 2006.

No grants have been made under the Plan that are subject to stockholder approval at the Annual Meeting. It is not possible at present to predict the number of grants that will be made or who will receive any such grants under the Plan after the Annual Meeting.

The last sales price of our common stock on April 14, 2006, was $4.82 per Share.

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to grants under the Plan will depend on the type of grant. The following provides only a general description of the application of federal income tax laws to certain grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees in the Plan, as the consequences may vary with the types of grants made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual Shares. Future appreciation on Shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the Shares are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules arise under the following circumstances:

(i) If Shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture under section 83(b) of the Code).

(ii) If an employee is granted an option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if Shares acquired upon exercise of such option are held for the longer of one year from the date of exercise and two years from the date of grant.

(iii) We will not be entitled to a tax deduction for compensation attributable to grants awarded to one of our named executive officers, if and to the extent such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1,000,000.

(iv) A grant may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or the Shares in settlement of the grant, if the grant constitutes “deferred compensation” under section 409A of the Code, and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted at the fair market value of our Shares on the date of grant will qualify as performance-based compensation. Stock awards, stock units, dividend equivalents and other equity awards granted under the Plan will only qualify as “performance-based compensation” when the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The Plan provides that we have the right to require the grantee of any award under the Plan to pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy our withholding obligation by having Shares acquired pursuant to the grant withheld, provided that the number of Shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

The following table shows certain information concerning our common stock to be issued in connection with our equity compensation plans as of December 31, 2005:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders	3,534,381	$4.04	292,883
Equity compensation plans not approved by security holders	—	$—	—
Total	3,534,381	$4.04	292,883

Vote Required for Approval

The proposal to approve the amendment to the Plan to increase by 250,000 Shares the number of Shares authorized for issuance or transfer under the Plan and to approve the entire Plan, as amended, requires for its approval the affirmative vote of a majority of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal. Any broker non-votes will not have any effect on the proposal.

Our board of directors unanimously recommends a vote FOR Proposal 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information known by us with respect to the beneficial ownership of our common stock as of March 31, 2006, for each of the following persons:

•	our Chief Executive Officer;

•	each of our four other most highly compensated executive officers;

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

The number of Shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission, or the SEC. Under these rules, beneficial ownership includes any Shares as to which the individual or entity has sole or shared voting power or investment power and includes any Shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of March 1, 2006, through the exercise of any warrant, stock option or other right. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares of our common stock underlying options and warrants that are exercisable within 60 days of March 1, 2006 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them. The following table is based on 27,585,005 Shares outstanding as of March 1, 2006. Unless otherwise indicated, the address of all individual and entities listed below is Immunicon Corporation, 3401 Masons Mill Road, Huntingdon Valley, Pennsylvania 19006.

Name and Address	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Directors and Named Executive Officers:
Edward L. Erickson (1)	468,126	1.7%
Byron D. Hewett (2)	187,500	*
James G. Murphy (3)	250,096	*
Leon W.M.M. Terstappen, M.D., Ph.D. (4)	320,308	1.2%
James L. Wilcox (5)	78,352	*
Jonathan Cool (6)	27,335	*
J. William Freytag, Ph.D. (7)	42,670	*
Brian J. Geiger (8)	13,250	*
Zola P. Horovitz, Ph.D. (9)	54,436	*
Allen J. Lauer (10)	22,345	*
Seth A. Rudnick, M.D. (11)	2,169,079	7.9%
Elizabeth E. Tallett (12)	39,670	*

All Directors and Executive Officers as a Group (12 persons) (13)	3,673,167	12.8%

Five Percent Stockholders:
Canaan Partners (14) 105 Rowayton Avenue Rowayton, CT 06853	2,113,640	7.7%
Johnson & Johnson Development Corporation (15) One Johnson & Johnson Plaza New Brunswick, NJ 08933	1,771,571	6.4%

Name and Address	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
Integral Capital Partners (16) 2750 Sand Hill Road Menlo Park CA 94025	1,625,000	5.9%
MDS Life Sciences (17) c/o MDS Capital Corp. 100 International Blvd. Toronto, Ontario, Canada M9W 6J6	1,388,166	5.0%

* Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Includes 373,672 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 215,563 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(2)	Includes 62,500 options that are exercisable within 60 days of March 1, 2006. Excludes 387,500 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(3)	Includes 166,055 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 102,393 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(4)	Includes 192,147 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 68,481 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(5)	Includes 54,834 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 80,168 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(6)	Includes 22,335 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 20,000 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(7)	Includes 37,670 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 26,667 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(8)	Consists of 13,250 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 44,750 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(9)	Includes 42,671 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 26,000 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(10)	Includes 21,168 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 22,500 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(11)	Includes 25,670 Shares underlying options that are exercisable within 60 days of March 1, 2006. Also includes the securities beneficially owned by Canaan Partners. See footnote 14. Dr. Rudnick is a general partner of Canaan Partners and the entities affiliated with Canaan Partners. Dr. Rudnick disclaims beneficial ownership of these Shares except to the extent of his pecuniary interest therein. Excludes 20,000 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(12)	Includes 39,670 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 26,000 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(13)	Includes 1,357,308 Shares underlying options that are exercisable within 60 days of March 1, 2006. Excludes 1,232,948 Shares underlying options that are not exercisable within 60 days of March 1, 2006.

(14)	Information is as of December 31, 2005 and is based on a Schedule 13G filed with the SEC jointly by Canaan Equity L.P., Canaan Equity II L.P. (QP), Canaan Equity II L.P., and Canaan Equity II Entrepreneurs LLC on February 10, 2006. Includes 88,038 Shares held by Canaan Equity II Entrepreneurs LLC, 1,108,926 Shares held by Canaan Equity II, LP, 496,054 Shares held by Canaan Equity II, LP (QP) and 408,121 Shares held by Canaan Equity LP. As the General Partner of Canaan Equity II, LP and Canaan Equity II, LP (QP) and the Manager of Canaan Equity II Entrepreneurs LLC, Canaan Equity Partners II LLC may be deemed to own beneficially the Shares held by each of these entities. As the General Partner of Canaan Equity LP, Canaan Equity Partners LLC may be deemed to own beneficially the Shares held by Canaan Equity LP. As individual managers of Canaan Equity Partners II LLC and Canaan Equity Partners LLC, John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, and Eric A. Young may also be deemed to own beneficially the Canaan Equity II, LP Shares, Canaan Equity II, LP (QP) Shares and Canaan Equity II Entrepreneurs LLC Shares. As of December 31, 2005, each of Messrs. Kamra, Kopchinsky and Young is the record owner of 4,167 shares. By virtue of the contractual relationship between Charmers Landing LLC and Mr. Green, its sole manager, Charmers Landing LLC may also be deemed to own beneficially the shares held by Mr. Green and the Canaan Equity II, LP Shares, Canaan Equity II, LP (QP) Shares and Canaan Equity II Entrepreneurs LLC Shares. By virtue of the contractual relationship between Stonehenge LLC and Mr. Kopchinsky, its sole manager, Stonehenge LLC may also be deemed to own beneficially the shares held by Mr. Kopchinsky and the Canaan Equity II, LP Shares, Canaan Equity II, LP (QP) Shares and Canaan Equity II Entrepreneurs LLC Shares. By virtue of the contractual relationship between Waubeeka LLC and Mr. Russo, its sole manager, Waubeeka LLC may also be deemed to own beneficially the shares held by Mr. Russo and the Canaan Equity II, LP Shares, Canaan Equity II, LP (QP) Shares and Canaan Equity II Entrepreneurs LLC Shares.

(15)	Information is as of December 31, 2004 and is based on a Schedule 13G filed with the SEC by Johnson & Johnson and Johnson & Johnson Development Corporation on February 3, 2005. These Shares are directly beneficially owned by Johnson & Johnson Development Corporation. Johnson & Johnson Development Corporation is a wholly-owned subsidiary of Johnson & Johnson. Johnson & Johnson may be deemed to indirectly beneficially own the Shares that are directly beneficially owned by Johnson & Johnson Development Corporation.

(16)	Information is as of December 31, 2005 and is based on a Schedule 13G filed with the SEC by Integral Capital Management VI, LLC, a Delaware limited liability company, or ICM6, and Integral Capital Management VII, LLC, a Delaware limited liability company, or ICM7, on February 7, 2006. ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership, or ICP6. ICM7 is the general partner of Integral Capital Partners VII, L.P., a Delaware limited partnership, or ICP7. The Shares have been purchased by ICP6 and ICP7. ICM6 and ICM7 do not directly hold any Shares. Management of the business affairs of ICP6 and ICP7, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM6 and ICM7, respectively, such that no single manager of ICM6 or ICM7 has voting and/or dispositive power of the Shares.

(17)

Information is as of December 31, 2004 and is based on a Schedule 13G filed jointly with the SEC by MDS Capital Management Corp., MDS Capital USA (GP) Inc., MDS Life Sciences Technology Barbados Investment Trust, MDS Life Sciences Technology Fund (GP) Inc., MDS Life Sciences

Technology Fund Limited Partnership, MDS Life Sciences Technology Fund USA, L.P., SC Biotechnology Development Fund LP and SC (GP) Inc. on February 14, 2005. Includes 144,189 Shares held by MDS Life Sciences Technology Barbados Investment Trust, 830,860 Shares held by MDS Life Sciences Technology Fund Limited Partnership, 196,450 Shares held by MDS Life Sciences Technology Fund USA, L.P., and 216,667 Shares held by SC Biotechnology Development Fund LP. The general partner of MDS Life Sciences Technology Fund Limited Partnership is MDS Life Sciences Technology Fund (GP) Inc. The general partner of MDS Life Sciences Technology Fund US, L.P. is MDS Capital US (GP) Inc. The general partner of SC Biotechnology Development Fund LP is SC (GP) Inc. MDS Life Sciences Technology Fund (GP) Inc., MDS Capital USA (GP) Inc., SC (GP) Inc. and MDS Capital Management Corp. are wholly owned subsidiaries of MDS Capital Corp. These general partners and MDS Capital Corp. may be deemed to share voting and dispositive power over the Shares held by the entities for which they serve as a general partner, and disclaim beneficial ownership of all Shares except to the extent of their pecuniary interest therein.

MANAGEMENT

Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers other than Byron D. Hewett, whose biographical information appears under the section of this proxy statement entitled, “Proposal 1: Election of Eight Directors.” In accordance with our publicly announced succession plan, Mr. Erickson ceased to be an executive officer and employee on March 31, 2006 and serves as non-executive Chairman of the Board.

Leon W.M.M. Terstappen, M.D., Ph.D., 50, has served as our Senior Vice President, Research and Development, and as our Chief Scientific Officer since 1999. From 1994 to 1998, Dr. Terstappen served as our Vice President, Research and Development. From 1987 to 1994, Dr. Terstappen served in various positions in the Immunocytometry Systems business unit of Becton Dickinson and Company, a publicly-traded company that manufactures and sells a variety of medical supplies and devices and diagnostic systems, including as Associate Scientific Director, Group Leader, and Senior Scientist. From 1983 to 1987, Dr. Terstappen practiced medicine and worked on his PhD in The Netherlands. He is the inventor or a co-inventor of 33 issued US patents. Dr. Terstappen holds a Ph.D. in Applied Physics from Twente University, The Netherlands, and an M.D. from Groningen University Medical School, The Netherlands.

James G. Murphy, 50, has served as our Senior Vice President, Finance and Administration, and as our Chief Financial Officer since September 2000. From April 1999 to September 2000, Mr. Murphy served as our Vice President, Finance and Administration. From April 1998 to April 1999, he was a consultant providing financial services to various venture-backed health care companies. From March 1996 to April 1998, Mr. Murphy was Vice President, Finance and Administration, and Chief Financial Officer of Apollon, Inc., a biotechnology company engaged in the development of DNA-based vaccines. Prior thereto Mr. Murphy spent over 15 years in senior financial management positions with companies in the telecommunications business. Mr. Murphy has also been a Director and Chairman of the Audit Committee of BioMimetic Therapeutics, Inc. a privately held company, since 2005. He holds a B.S. in Accounting, cum laude, from Villanova University, and is a certified public accountant.

James L. Wilcox, Esq., 54, has served as our Vice President, Chief Counsel and Secretary since April 2004, and was a consultant to us and our Chief Counsel since September 2000. From July 1998 to September 2000, Mr. Wilcox maintained a private law practice and also served as Vice President and General Counsel of Enriched Air Incorporated, a privately-held medical device technology startup company. From November 1995 to July 1998, Mr. Wilcox served as Vice President and General Counsel of Fuisz Technologies Ltd., at that time a publicly-traded development-stage medical products company, and prior to that time, held a number of legal and management positions for over twelve years at Abbott Laboratories. Mr. Wilcox received a B.S. in Chemistry and Physics from Bowling Green State University in 1972 and a J.D. from The University of Toledo College of Law, where he was editor of the law review, in 1980.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and have also adopted corporate governance guidelines.

Affirmative Determinations Regarding Director Independence and Other Matters

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our board of directors consults with our outside counsel to ensure that determinations of our board of directors are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Our board of directors, in applying the above-referenced standards, has affirmatively determined that all of our current directors are “independent” with the exception of Mr. Erickson and Mr. Hewett.

Meetings of Independent Directors

Our independent directors meet in regularly scheduled executive sessions without management present.

Board and Committee Meetings

Our Board held 13 meetings during our last fiscal year ended December 31, 2005. During the last fiscal year, no current director attended fewer than 75% of the total number of meetings of our board of directors and the committees of which he or she was a member. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of stockholders, we encourage, but do not mandate, director attendance at our annual meetings of stockholders, particularly with respect to directors who are up for election at that annual meeting. The standing committees of our board of directors are the Audit and Compliance Committee, the Compensation Committee and the Nominating and Governance Committee.

Below is a description of each committee of our board of directors. Each committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

Audit and Compliance Committee

The members of the Audit and Compliance Committee are Mr. Geiger, who serves as Chair of the Audit and Compliance Committee, Ms. Tallett and Mr. Lauer. Our Audit and Compliance Committee is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our financial controls and accounting and reporting practices and procedures. In addition, the Audit and Compliance Committee reviews the qualifications of our independent registered public accountants, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. Consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, the Audit and Compliance Committee meets with management and our independent registered public accountants prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting.

The Audit and Compliance Committee has adopted complaint procedures to enable confidential and anonymous reporting to the Audit and Compliance Committee of concerns regarding questionable accounting or auditing matters. The Audit and Compliance Committee operates under a formal charter adopted by our board of directors that governs its duties and standards of performance. Copies of the Audit and Compliance Committee Charter can be obtained free of charge from our website, www.immunicon.com.

Our board of directors has determined that all of the members of the Audit and Compliance Committee meet the independence standard set forth by Nasdaq. Our board of directors has determined that Mr. Geiger qualifies as an “Audit and Compliance Committee financial expert,” as defined in applicable SEC rules. The Audit and Compliance Committee held 13 meetings during our last fiscal year. All Audit and Compliance Committee members attended at least 75% of scheduled meetings of the Audit and Compliance Committee. Deloitte, our independent registered public accountants, reports directly to the Audit and Compliance Committee.

Compensation Committee

During 2005, the members of the Compensation Committee were Dr. Horovitz, who served as Chair of the Compensation Committee, Dr. Rudnick and Dr. Freytag. In January 2006, our board of directors determined that all independent directors and only those directors shall serve on the Compensation Committee and that Dr. Horovitz will continue to serve as Chair of the Compensation Committee. Our Compensation Committee has authority in matters relating to administration of our compensation plans and to set the salary and incentive compensation, including stock option grants, for our Chief Executive Officer and senior staff members.

The Compensation Committee operates under a formal charter adopted by our board of directors that governs its duties and standards of performance. Copies of the Compensation Committee Charter can be obtained free of charge from our website, www.immunicon.com.

Our board of directors has determined that the members of the Compensation Committee meet the independence standard set forth by Nasdaq. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of 162(m) of the Code. The Compensation Committee held 4 meetings during our last fiscal year. All Compensation Committee members attended at least 75% of scheduled meetings of the Compensation Committee.

Nominating and Governance Committee

During 2005, the members of the Nominating and Governance Committee were Ms. Tallett, who serves as Chair of the Nominating and Governance Committee, Mr. Cool and Mr. Lauer. In January 2006, our board of directors determined that all independent directors and only those directors shall serve on the Nominating and Governance Committee. Ms. Tallett will continue to serve as Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for reviewing and making recommendations on the composition of our board of directors and selection of directors by periodically assessing the functions of our board of directors and its committees, overseeing the annual evaluation of our board of directors and its committees, periodically reviewing our corporate governance guidelines and making recommendations to our board of directors regarding corporate governance matters and practices.

The Nominating and Governance Committee operates under a charter adopted by our board of directors that governs its duties and standards of performance. Copies of the Nominating and Governance Committee Charter can be obtained free of charge from our website, www.immunicon.com.

Our board of directors has determined that the members of the Nominating and Governance Committee meet the independence requirements as set forth by Nasdaq. The Nominating and Governance Committee held 3 meeting during our last fiscal year. All Nominating and Governance Committee members attended at least 75% of scheduled meetings of the Nominating and Governance Committee.

Code of Conduct

We have adopted a Code of Conduct applicable to all employees, including all of our officers. Violations of the Code of Conduct may be reported to James L. Wilcox, our Chief Counsel, at Immunicon Corporation at 3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania 19006. Copies of this Code of Conduct can be obtained free of charge from our website, www.immunicon.com. With respect to any amendments or waivers of this Code of Conduct (to the extent applicable to the Company’s chief executive officer, principal accounting officer or controller, or persons performing similar functions) the Company intends to either post such amendments or waivers on its website, www.immunicon.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Selection of Directors and Stockholder Nominations Process

In connection with our proxy solicitation relating to an annual stockholders’ meeting, our board of directors recommends a slate of nominees for election by our stockholders. In addition, our board of directors fills vacancies on our board of directors when necessary or appropriate. Recommendations or determinations of our board of directors are made after consideration of the recommendation of, and information supplied by, the Nominating and Governance Committee as to the suitability of each individual, taking into account the criteria described below and other factors, including requirements for board committee membership. The Nominating and Governance Committee considers candidates for board membership suggested by its members and other board of directors members, as well as management and stockholders. The Nominating and Governance Committee also may determine to retain third-party executive search firms to identify candidates from time to time.

Our board of directors and Nominating and Governance Committee consider board candidates based on various criteria, such as their broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. Our board of directors and Nominating and Governance Committee also seek members from diverse backgrounds so that our board of directors consists of members with a broad spectrum of experience and expertise and with reputations for integrity. In determining whether to recommend a director for reelection, the Nominating and Governance Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and committees of the board on which the director served.

The Nominating and Governance Committee will consider director nominees recommended by stockholders who submit the following information in writing to James L. Wilcox, Chief Counsel, c/o Immunicon Corporation, 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006, if such information is received at least 120 days before the one-year anniversary of the date of mailing of our materials for the prior year’s annual meeting of stockholders:

•	the candidate’s name, age, business address and, if known, residential address;

•	the candidate’s principal occupation or employment;

•	the class and number of shares of stock of the Company that are beneficially owned by the candidate; and

•	any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation l4A under the Securities Exchange Act of 1934, as amended.

The nominating stockholder must also include the following information about himself:

•	name and address, as they appear on the Company’s books;

•	the class and number of shares of stock of the Company that are owned, beneficially and of record, by such stockholder;

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice.

The nominating stockholder must also include the following information about the beneficial owner, if any, on whose behalf the nomination is being made:

•	such beneficial owner’s name and address;

•	the class and number of shares of stock of the Corporation that are beneficially owned by such beneficial owner; and

•	a description of all arrangements or understandings between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made.

In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of the Company. In addition, stockholder nominations must comply with the provisions of our bylaws. See “Advance Notice Provisions” below.

Assuming that appropriate information has been provided on a timely basis as described above and in accordance with our bylaws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholder Communications to our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may send communications to our board of directors in writing, addressed to the full board of directors, individual directors or a specific committee of our board of directors, c/o James L. Wilcox, Chief Counsel, Immunicon Corporation, 3401 Masons Mill Rd., Suite 100, Huntingdon Valley, Pennsylvania 19006. Our board of directors relies on our Chief Counsel to forward written questions or comments to the full board of directors, named directors or specific committees of our board of directors, as appropriate. General comments or inquiries from stockholders are forwarded to the appropriate individual.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned by our Chief Executive Officer and our four other most highly paid executive officers (the “Named Executive Officers”) for the three-year period ended December 31, 2005.

	Annual Compensation				Long Term Compensation Award
Name and Principal Position	Year	Salary ($)	Bonus($)	Other Annual Compensation($)(2)	Restricted Stock Awards (3)	Securities Underlying Options	All Other Compensation($)
Byron Hewett (1) Chief Executive Officer (since January 1, 2006) and President (hired 10/25/2004)	2005 2004 2003	275,000 47,596 —	77,500 — —	— — —	100,000 — —	200,000 250,000 —	39,188 7,878 —	(4) (4)

Edward L. Erickson (1) Chairman and Chief Executive Officer (prior to January 1, 2006)	2005 2004 2003	349,231 291,574 247,144	97,750 118,000 69,000	77,068 — —	— — —	— — 186,234	8,604 8,586 8,025	(5) (5) (5)

James G. Murphy Senior Vice President, Finance and Administration, and Chief Financial Officer	2005 2004 2003	234,711 211,985 189,477	50,500 79,800 44,000	— — —	60,000 — —	— — 110,113	10,493 11,021 10,036	(5) (5) (5)

Leon W.M.M. Terstappen, M.D., Ph.D. Senior Vice President, Research and Development, and Chief Scientific Officer	2005 2004 2003	259,424 218,524 189,477	62,750 65,600 36,000	84,531 — —	100,000 — —	— — 62,960	10,448 10,998 10,089	(5) (5) (5)

James L. Wilcox Vice President, Chief Counsel and Corporate Secretary	2005 2004 2003	209,615 133,000 —	45,750 30,000 —	— — —	— — —	35,000 34,000 13,334	— 79,150 181,990	(6) (7)

(1)	Mr. Hewett joined the Company in October 2004 as Chief Operating Officer and General Manager, Cancer Products, became President of the Company in April 2005, and became Chief Executive Officer in January 1, 2006. Mr. Erickson, who stepped down as an executive officer of the Company on March 31, 2006, served as Chief Executive Officer through December 31, 2005 and continues as non-executive Chairman of the Board.

(2)	Other Annual Compensation represents options exercised by the officer during the applicable year. Mr. Erickson exercised 15,000 options at an average fair market value of $6.19 and average exercise price of $1.05. Dr. Terstappen exercised 20,000 options at an average fair market value of $6.35 and average exercise price of $2.12.

(3)	Restricted stock was granted under the Plan. Restrictions generally vest on the third anniversary of the grant. Restrictions may lapse sooner in the event of a change of control as defined in the grant instrument. The values of the restricted stock awards as of December 31, 2005, which is calculated by multiplying the per share closing price of $3.43 on December 31, 2005 (and not including any diminution effect attributable to the restrictions on such stock) by the number of shares held, are as follows: Mr. Hewett’s 100,000 shares are valued at $343,000; Mr. Murphy’s 60,000 shares are valued at $205,800; and Dr. Terstappen’s 100,000 shares are valued at $343,000. Shares of restricted stock have the same voting and dividend rights generally as shares of common stock.

(4)	Consists of the payment of $9,188 and $2,108 in premiums for family health insurance for 2005 and 2004, respectively, and a $30,000 and $5,769 allowance for moving expenses for 2005 and 2004, respectively.

(5)	Consists of the payment of premiums for group term life and family health insurance.

(6)	Consists of a $69,371 fee paid to Mr. Wilcox for consulting services provided before the commencement of his employment with us in April 2004 and a $9,779 allowance for moving expenses.

(7)	Consists of fees paid to Mr. Wilcox for consulting services.

Stock Options

The following table sets forth certain information concerning grants of stock options made during 2005 to our Named Executive Officers.

Option Grants in Last Fiscal Year

	Number Of Securities Underlying Options Granted		Percent Of Total Options Granted To Employees In Fiscal Year		Exercise Price ($/Sh)		Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5)				Alternative to 5% and 10% Grant Date Value Grant Date Present Value $

Name								5%($)		10%($)
Edward L. Erickson	—		—			N/A	N/A		N/A		N/A		N/A
Byron Hewett	50,000 50,000 100,000	(1) (2) (3)	7 7 14	% % %	$ $ $	4.91 4.13 3.36	04/23/15 08/26/15 12/29/15	$ $ $	141,147 124,205 211,162	$ $ $	350,712 311,637 535,042	$ $ $	129,400 117,750 187,100
James G. Murphy	—		—			N/A	N/A		N/A		N/A		N/A
Leon W.M.M. Terstappen	—		—			N/A	N/A		N/A		N/A		N/A
James L. Wilcox	20,000 15,000	(4) (2)	2.8 2.1	% %	$ $	5.75 4.13	02/14/15 08/26/15	$ $	64,479 37,261	$ $	159,369 93,491	$ $	62,640 35,325

(1)	The options were granted in April 2005 and vest in equal installments over 4 years, beginning on the first anniversary of the date of grant.

(2)	The options were granted in August 2005 and vest one-fourth every six months until fully vested, beginning six months after the date of grant.

(3)	The options were granted in December 2005 and vest in equal installments over 4 years, beginning on the first anniversary of the date of grant.

(4)	The options were granted in February 2005 and vest in equal installments over 4 years, beginning on the first anniversary of the date of grant.

(5)	Based on the price determined pursuant to the Black-Scholes stock option pricing model using the following assumptions for Messrs. Hewett and Wilcox for February 14, 2005, April 23, 2005, August 26, 2005 and December 29, 2005, respectively:

	February 14, 2005	April 23, 2005	August 26, 2005	December 29, 2005
Price	$5.75	$4.91	$4.13	$3.36
Risk Free Rate	3.700%	3.920%	4.090%	4.330%
Beta	60.181%	57.039%	63.500%	60.913%
Dividend Yield	0%	0%	0%	0%
Exercise Date	4 years	4 years	2 years	4 years

Option Exercises and Fiscal Year-End Values

The following table summarizes the value of vested and unvested options for our Named Executive Officers as of December 31, 2005. Year-end values are based on a price of $3.43 per Share, which was the closing market price per Share on December 31, 2005, the last trading day of our fiscal year.

Aggregate Fiscal Year-End Option Values

			Number Of Securities Underlying Unexercised Options At Fiscal Year-End		Value Of Unexercised In-The-Money Options At Fiscal Year-End (2) (3)
Name	Shares Acquired on	Value Realized
	Exercise	(1) (2)	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)
Edward L. Erickson	35,000	$182,868	373,672	215,563	$470,298	$207,395
Byron Hewett	—	—	62,500	387,500	—	$7,000
James G. Murphy	—	—	166,055	102,393	226,630	97,706
Leon W.M.M. Terstappen	20,000	84,526	192,147	68,481	193,289	69,063
James L. Wilcox	—	—	54,834	80,168	46,474	19,008

(1)	Represents the difference between the market value of the underlying securities at the exercise date, and the exercise price of the options.
(2)	These amounts are reported before any taxes associated with exercise or subsequent sale of the underlying Shares.
(3)	For “in-the-money” options, these amounts are based on the market value of underlying Shares based on the closing price on Nasdaq on December 31, 2005 ($3.43), minus the exercise price of the option.

SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

We have severance and change of control agreements with each of Mr. Hewett, Dr. Terstappen, Mr. Murphy and Mr. Wilcox. Under these agreements, if we experience a change in control, or the employee terminates his employment for good reason or is terminated by us under any circumstance other than for cause, disability or death then, notwithstanding the terms and conditions of the employee’s stock option agreement, all restrictions on the sale or transfer of Shares of our stock will be removed to the extent law permits, all unvested stock options granted to the employee will immediately vest, the employee will receive a severance package equal to 12 months of his base salary at the time of termination, and his benefits under our benefit plans existing and applicable to the employee at the time of his termination may be continued for this 12 month severance period.

In general terms, a change of control under these agreements occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities, unless the holders of our voting Shares immediately prior to the acquisition beneficially own more than 50% of the combined voting power of the securities in the resulting entity or its parent;

•	if we consummate a merger, reorganization or consolidation, unless the holders of our voting Shares immediately prior to the merger, reorganization or consolidation beneficially own more than 50% of the combined voting power of the securities in the merged, reorganized or consolidated entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved; or

•	if the individuals who as of March 19, 2003 constitute our board of directors (the “Incumbent Directors”) cease to constitute a majority of our board of directors for any reason; provided, however, that any director who is elected as a director subsequent to March 19, 2003 and whose election was approved by a majority of the Incumbent Directors who are directors at the time of the election shall be considered an Incumbent Director for purposes of this provision.

Each of these agreements provides that, to the extent that the severance payments and benefits payable under these agreements would cause the employee to be liable for excise taxes applicable by reason of Section 4999 of the Code, the employee will receive additional “gross up” payments to indemnify the employee for the effect of the excise taxes. However, we and each employee have promised to make all reasonable efforts to prevent the application of such excise taxes.

These employees are also subject to non-competition, non-solicitation and confidentiality obligations, which are conditions to payment of the severance benefits under these agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Horovitz, Dr. Freytag and Dr. Rudnick served on our Compensation Committee in 2005. During 2005, none of our executive officers served as a director or member of the Compensation Committee of any other entity that had any executive officer who served on our board of directors or on our Compensation Committee. In January 2006, the board of directors determined that only non-executive directors shall serve on the Compensation Committee and Dr. Horovitz will continue to serve as Chair of the Compensation Committee.

DIRECTOR COMPENSATION

During 2005, each of our directors received $12,000 in annual cash compensation. An additional $8,000 cash retainer was given to the Audit and Compliance Committee Chairperson. The Compensation and Nominating and Governance Chairpersons each received an additional $4,000 cash retainer in 2005. In addition, each of our non-employee directors received an option to purchase 10,000 Shares. Each non-employee chairperson of a committee of our board of directors also received an option in 2005 to purchase an additional 4,000 Shares. These options generally become vested over a period of two years. We also paid the following fees in 2005 for meetings attended by various non-employee directors:

•	a $2,000 fee for each meeting of our board of directors attended in persons;

•	a $500 fee for each meeting of our board of directors attended by telephone or web/video conference; and

•	a $500 fee for each meeting of a committee of our board of directors attended in person or by telephone or web/video conference.

On December 29, 2005, the Board approved changes to the equity and cash compensation of its non-employee directors. These changes are effective as of January 1, 2006 and supersede the compensation arrangements with respect to non-employee directors that were in effect immediately prior to that date.

Effective January 1, 2006, the equity compensation of our non-employee directors is as follows:

•	Upon election to the Board, a new director will receive an option to purchase 25,000 Shares.

•	Each director will receive an annual option to purchase 15,000 Shares.

•	Each director who chairs a committee of our board of directors will receive an annual option to purchase 4,000 Shares.

Effective January 1, 2006, the cash compensation of our non-employee directors is as follows:

•	$15,000 annual cash retainer for each director.

•	$10,000 annual cash retainer for the Audit and Compliance Committee chair

•	$5,000 annual cash retainer for the Compensation Committee and for the Nominating and Governance chair.

•	$2,500 meeting fee for each director for each meeting of our board of directors attended in person.

•	$750 meeting fee for each director for each meeting of our board of directors attended via conference telephone.

•	$750 meeting for each committee member for each meeting of a committee of our board of directors attended via conference telephone.

Effective January 1, 2006, a non-executive chairperson of our board of directors will receive a $50,000 annual cash retainer and an annual option to purchase 20,000 Shares vesting annually over two years (such chairperson will receive no other compensation for service on our board of directors or any of the committees of our board of directors). Because Mr. Erickson became non-executive chairman on April 1, 2006, his annual option grant was pro-rated to be 15,000 shares granted on April 20, 2006 and his retainer for 2006, subject to his re-election and continuing service as chairman, will be pro rated to $37,500 payable in $12,500 quarterly increments.

NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORTS OF THE AUDIT AND COMPLIANCE COMMITTEE, THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE [    ] SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT OR ANY PORTION OF THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT IMMUNICON CORPORATION SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Our compensation program for officers (including our Chief Executive Officer, Mr. Erickson, and the other executive officers) is administered by the Compensation Committee of our board of directors, which is composed of seven non-employee directors, each of whom has been determined to be independent in accordance with the independence standard set forth by Nasdaq. The Compensation Committee is primarily responsible for providing oversight on a broad range of matters surrounding the compensation of management and other employees, and the composition and operation of the Company’s board of directors, including recommending to our board of directors the compensation for our Chief Executive Officer, and approving the compensation and employee benefits for our other executive officers and employees.

Compensation Philosophy

The philosophy of the Compensation Committee with respect to our executive officers, including the Chief Executive Officer, is to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To implement this philosophy, the Compensation Committee has adopted a mix among various compensation elements, including salary, cash bonus payments based on our performance and that of the individual executive, and stock options and other forms of equity.

Determining Executive Compensation

Salary

Base salaries for executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual. The Compensation Committee also references the competitive marketplace for executives, including a comparison of salaries for similar positions at comparable companies within the Company’s peer group, its industry in general and with reference to broad based industry surveys of healthcare and medical products and biotechnology companies of comparable size. In furtherance of this philosophy, the Compensation Committee establishes annual base salary amounts that the committee may increase from time to time. Annual salary adjustments are determined by evaluating the competitive marketplace, the Company’s performance as compared to corporate goals, the performance of the executive, and any increased responsibilities assumed by the executive. During 2005, Mr. Erickson received a base salary of $350,000 based on the Compensation Committee’s review in January 2005 for his performance during 2004. On November 15, 2005, our board of directors approved a top management succession plan with Byron D. Hewett, our Company’s President and Chief Operating Officer, assuming the title of President and Chief Executive Officer and being elected to the Board effective January 1, 2006. Edward L. Erickson, who served as the Company’s Chairman and Chief Executive Officer, continued to serve as Executive Chairman of our board of directors through March 31, 2006. During 2005, Mr. Hewett received a base salary of $275,000 based on the Compensation Committee’s review in January 2005 of his performance during 2004. His base salary was reviewed again in April 2005 following his promotion to President. Currently, Mr. Erickson remains as Chairman of our board of directors in a non-executive capacity at least until our next annual meeting of shareholders.

On December 29, 2005, the Board approved changes to the cash compensation of all of the Company’s executive officers. These changes are effective as of January 1, 2006 and supersede the compensation arrangements with respect to executive officers that were in effect immediately prior to this date. Mr. Hewett’s 2006 annualized base salary was raised to $330,000. The Compensation Committee considered the 2005 base salaries for all executive officers and adopted an average merit increase in base salary for 2006 of approximately 7% for all executive officers in recognition of their individual performances and the Company’s performance measured against the 2005 corporate goals and to ensure that their compensation was competitive with similar public companies. Once an executive officer’s base salary is fixed, typically for a period of one year, it will not be further adjusted until the following year.

Annual Bonus

The Company has established a bonus plan for executive officers and certain other key personnel. Generally, bonuses are paid based on attainment of annual corporate and personal goals as approved and evaluated by the Compensation Committee and the Chief Executive Officer. The corporate goals for 2005 included reaching certain revenue and instrument placement targets, completing a strategic financing and maintaining regulatory compliance. We did not reach the goals for revenue and instrument placements during 2005, and, as such, our board of directors awarded bonuses equal to 62.5% of the maximum bonus to senior executives.

In determining bonuses to be awarded for calendar year 2005 achievements, the committee considered such factors as actual performance measured against the corporate goals set forth above, management’s implementation of our research and clinical development programs, product launches and regulatory clearances for marketing products, financing activities, and control of expenses and cash flow. Personal goals reflect individual achievements deemed to be appropriate for each person’s job description, which are consistent with the overall corporate goals. During 2005, payments under the plan were made in cash to our executive officers and certain other key personnel. Mr. Hewett, our Chief Executive Officer, received a total bonus of $77,500 for his performance in 2005.

Long-term Incentive Compensation, Including Stock Option Grants

The principal method for long-term incentive compensation is the granting of options to purchase Shares under the Plan. Compensation under the Plan principally consists of ISOs and NSOs that have an exercise price equal to the market price of Shares at time of grant, and restricted stock grants, although other forms of equity and equity related compensation may be considered. In this manner, key individuals are rewarded commensurate with increases in stockholder value. In addition, this plan provides for non-cash compensation, which is intended to benefit us by enabling us to continue to attract and to retain qualified personnel. The Compensation Committee is authorized to make incentive awards under the plans mentioned above to key employees, including our officers, which principally are incentive stock options based on the same goals discussed above. All employees, including executive officers, are eligible to receive stock options under the Plan. Stock options require our stock price to appreciate in order for our employees to realize any benefit. The Compensation Committee utilizes these incentive awards as a key element to provide incentives for employees and officers consistent with the goal of increasing stockholder value.

Review of CEO Compensation

The Compensation Committee has reviewed all components of Mr. Erickson’s compensation, including salary, cash bonus and long-term equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to us of perquisites (if any) and other personal benefits (if any), and the projected pay-out obligations under potential severance and change-in-control scenarios. Based on this review, the Compensation Committee determined that Mr. Erickson’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential pay-outs) in the aggregate is reasonable, competitive with the Company’s peer group and not excessive.

The Compensation Committee has also reviewed all components of Mr. Hewett’s compensation, including salary, cash bonus and long-term equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to us of perquisites (if any) and other personal benefits (if any), and the projected pay-out obligations under potential severance and change-in-control scenarios. Based on this review, the Compensation Committee determined that Mr. Hewett’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential pay-outs) in the aggregate is reasonable, competitive with the Company’s peer group and not excessive.

Section 162(m)

Section 162(m) of the Internal Revenue Code restricts the ability of a publicly held corporation to deduct compensation in excess of $1,000,000 paid to its chief executive officer and each of the other four most highly compensated officers. The Compensation Committee intends to maintain executive compensation packages below this threshold, and based on its current compensation structure, we do not anticipate that any of these officers will reach the $1,000,000 threshold in the near future.

Respectfully submitted,

COMPENSATION COMMITTEE

Zola P. Horovitz, Ph.D., Chair

Jonathan Cool

J. William Freytag, Ph.D.

Brian Geiger

Allen Lauer

Seth A. Rudnick, M.D.

Elizabeth Tallett

April 20, 2006

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

We have reviewed and discussed the consolidated financial statements of the Company and its subsidiaries to be set forth in the Company’s 2005 Annual Report to Stockholders and at Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, with management of the Company and Deloitte & Touche LLP, independent public accountants for the Company.

We have discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a.

We have received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and have discussed with Deloitte its independence from the Company.

Based on the review and discussions with management of the Company and Deloitte referred to above, we recommend to our board of directors that the Company publish the consolidated financial statements of the Company and subsidiaries for the year ended December 31, 2005 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s 2005 Annual Report to Stockholders.

It is not the duty of the Audit and Compliance Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company’s independent public accountants. In giving its recommendation to our board of directors, the Audit and Compliance Committee has relied on: (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles; and (ii) the reports of the Company’s independent registered public accountants with respect to such financial statements.

Respectfully submitted,

AUDIT AND COMPLIANCE COMMITTEE

Brian J. Geiger, Chair

Elizabeth E. Tallett

Allen J. Lauer

April 20, 2006

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder return on the shares of common stock with the cumulative total return of the Nasdaq Composite Index and the AMEX Biotechnology Index for the period beginning on April 16, 2004, the date on which our common stock commenced trading on Nasdaq, and ending on December 31, 2005, the last trading day of our fiscal year. The comparison assumes $100 was invested on April 16, 2004 in our common stock and each of the foregoing indices and also assumes reinvestment of all dividends, although we have never paid cash dividends.

COMPARISION OF CUMULATIVE TOTAL RETURN*

AMONG IMMUNICON CORPORATION,

THE NASDAQ COMPOSITE INDEX

AND THE AMEX BIOTECHNOLOGY INDEX

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than ten percent of our common stock to file reports of beneficial ownership and changes in beneficial ownership of our common stock and any other equity securities with the SEC. Executive officers, directors, and persons who own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of Forms 3, 4, and 5 furnished to us, or written representations from certain reporting persons that no Forms 3, 4, or 5 were required to be filed by such persons, we believe that all of our executive officers, directors, and persons who own more than ten percent of our common stock complied with all Section 16(a) filing requirements applicable to them during 2005, except for one report filed by James L. Wilcox, who reported late with respect to an option grant in February 2005.

ADVANCE NOTICE PROVISIONS

Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of our board of directors or by a stockholder of record entitled to vote who has delivered written notice to our Secretary and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in the bylaws. In addition, any stockholder who wishes to submit a nomination to our board of directors must deliver written notice of the nomination with this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See “Corporate Governance – Selection of Directors and Stockholder Nominations Process” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement as described below.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Secretary at Immunicon Corporation, 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006, no later than December 28, 2006.

OTHER MATTERS

Our board of directors is not aware of any other matter not set forth herein that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxies to vote the Shares represented thereby in accordance with the recommendation of our board of directors on such matters.

By Order of the Board of Directors,

James L. Wilcox
Vice President, Chief Counsel and Secretary

Dated:	April 20, 2006

Upon written request to the Chief Counsel, Immunicon Corporation, 3401 Masons Mill Road, Suite 100, Huntingdon Valley, Pennsylvania 19006, we will provide, without charge, to any stockholder solicited hereby, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financials and the schedules thereto.

Appendix A

AMENDMENT 2006-1

TO THE

IMMUNICON CORPORATION

AMENDED AND RESTATED EQUITY COMPENSATION PLAN

WHEREAS, the Immunicon Corporation (the “Company”) maintains the Immunicon Corporation Amended and Restated Equity Compensation Plan (the “Plan”) for the benefit of its eligible employees, non-employee directors, consultants and advisors;

WHEREAS, since the adoption of the Plan, shares of the Company’s Common Stock, par value $0.001 per share, (“Common Stock”) have been issued to eligible participants consistent with the terms and conditions of the Plan; and

WHEREAS, in consideration of the number of unissued shares of Common Stock remaining in the Plan and the anticipated number of shares of Common Stock to be issued or transferred under the Plan during the foreseeable future, the Board of Directors of the Company desires to amend the Plan to increase the total number of shares of Common Stock authorized for issuance or transfer under the Plan by an additional 250,000 shares, to a total of 4,516,667 shares.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders, the Plan is hereby amended as follows:

The first sentence of Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 4,516,667 shares, which number of shares is inclusive of any shares issued or transferred under the Plan prior to the Effective Date (the “Share Amount”).”

IN WITNESS WHEREOF, to record the adoption of this Amendment 2006-1 to the Plan, the Company has caused the execution of this instrument on this              day of             , 2006.

Attest:	IMMUNICON CORPORATION

By:
Title:

IMMUNICON CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JUNE 7, 2006

The undersigned hereby appoints James G. Murphy, James L. Wilcox and Ellen Turk, or any of them acting singly in the absence of the others, as proxies with full power of substitution, to vote all shares of common stock that the undersigned has power to vote at the Annual Meeting of Stockholders of Immunicon Corporation to be held at 3401 Masons Mill Rd., Suite 100, Huntington Valley, Pennsylvania 19006, on Wednesday, June 7, 2006, at 10:00 a.m., Philadelphia, Pennsylvania time, and at any adjournment or postponement thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IMMUNICON CORPORATION.

1. Election of Directors

1. NOMINEES: Jonathan Cool, Edward L. Erickson, J. William Freytag, Ph.D., Brian J. Geiger, Byron D. Hewett, Zola P. Horovitz, Ph.D., Allen J. Lauer, and Elizabeth E. Tallett.

FOR ALL NOMINEES WITHHOLD ALL NOMINEES

WITHHOLD for the following nominees only: (In the space below, write in the name of the nominee(s) for whom you wish to WITHHOLD)

2. Ratification of the appointment of Deloitte & Touche LLP as Immunicon Corporation’s independent registered public accountants for the fiscal year ending December 31, 2006.

3. Approval of amendment to the Amended and Restated Equity Compensation Plan (the “Plan”) to increase by 250,000 shares the number of shares of common stock authorized for issuance or transfer under the Plan and approval of the entire Plan, as amended.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

(Continued from other side)

Please indicate whether you will attend the Annual Meeting of Stockholders on June 7, 2006.

I plan/

do not plan to attend the Annual Meeting of Stockholders on June 7, 2006.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO DIRECTION IS GIVEN, WHEN A DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED AT THE ANNUAL MEETING FOR ALL NOMINEES NAMED IN ITEM 1 AND FOR ITEMS 2 AND 3 AND WILL GRANT AUTHORITY TO THE PROXIES, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING FOR IMMUNICON CORPORATION CALLED FOR JUNE 7, 2006 AND ATTACHED PROXY STATEMENT FOR THE ANNUAL MEETING.

Note: Please sign exactly as your name appears and print the date on which you sign in the spaces provided below. When shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2006

Signature

Signature, if held jointly

Note: Please return in the enclosed postage paid envelope.